Exhibit 10.2

PHASE FORWARD INCORPORATED

2007
Global Sales Executive Incentive
Compensation Plan

Effective Date January 1, 2007

Phase Forward
2007 Global Sales Executive
 Incentive Compensation Plan
Effective:  January 1, 2007

1)             Purpose:

The Phase Forward Incorporated 2007 Global Sales Executive Incentive Compensation Plan is established to incent and reward the Participant to achieve certain Company sales and financial goals. The base salary and incentive opportunity outlined in this plan is intended to reward the Participant with total cash compensation that is equal to or above what is paid for similar positions by similar companies upon achievement of the expected level of performance.

2)             Effective Date:

This plan is effective on January 1, 2076 and applies to all contracts entered into between January 1, 2007 and December 31, 2007 and supersedes all plans and terms previously in effect.

3)             Participation:

Global Sales Executives who are eligible to participate will receive a plan document with a personalized schedule as Attachment A.

4)             Definitions:

(a) Base Salary
The Participant’s base salary is a fixed amount that is determined by the Management Development and Compensation Committee who will take into consideration the competitive market, qualifications for the position, and past performance.  The base salary is paid in accordance with the company’s normal payroll practices.  No other “annual reviews” or other salary adjustments will occur for participants during the course of the fiscal year.

(b) Bookings
An Order is defined as a firm legal commitment for the value (amount), net of pass-through items and net of royalty/ 3rd party items recorded (booked) in the backlog of the company for the delivery of software, service, support or product with specified delivery dates, signed by both parties and received at the companies headquarters.

(c) Bonus Eligible Orders
These are Orders that are accepted by the company, net of pass-through items and net of royalty/ 3rd party product payments, in the following categories:

•                  Software licenses: software fees or usage fees relating to any Phase Forward products.

•                  Services:

•                  ASP Services: study preparation, eCRF design, server hosting, CDD formatting, provisioning, site assessment, custom reports.

•                  Consulting Services:  project management, training, integration services, custom reports.

•                  Customer Support:

•                  Maintenance and customer support agreements for software transactions.

•                  Server hosting, help desk.

(d) Accrued Bonus
For Orders that are fixed in nature, a bonus is accrued upon acceptance of an Order by the company. For Orders that are variable in nature, such as estimated usage fees or future service commitments, bonus is accrued at the time the Order becomes fixed (as usage occurs or committed amount is fixed and determinable).

(e) Pass-Through Items
Products, services, hardware and associated items provided and/or sold at cost or with minimal markup.    Pass-through items are not compensated for under the plan. Service fees associated with pass through items are eligible for compensation.

(f) Negative Booking
A Negative Booking is a change to an Order, which results in the reduction of the net amount of an Order, the reversal of previously recognized revenue, the uncollectability of an account receivable related to previously recognized revenue, or an indication of hold status or suspension for a period greater than (six) 6 months. Bonuses paid that subsequently have events which result in a negative booking will have a reversal in payment in the month or months following the quarter they become a negative booking until full repayment is achieved.  Negative bookings will be reversed at the bonus amount that was applied at the time of the transaction, and only for the original sales executive paid.

5)     Sales Quota:

Annual and quarterly quotas will be set for participants in this plan.

6)     Incentive Payments:

The payment schedule and plan components are outlined on Attachment A.

7)    Termination:

Upon termination of employment, voluntary or involuntary, the Participant will be paid the applicable base salary through the agreed upon termination date.  Any additional payments will be in accordance with the terms and conditions of any Executive Agreement or Employment Agreement between the employee and the Company (or a subsidiary) in effect at the time of termination. The Participant must also return all company documents and property.

8)     Administration and Other Matters:

Administration of this policy will be the responsibility of the Vice President, Finance and the Vice President, Human Resources of the company in consultation with the the CEO. In the case of a dispute, interpretation of the terms, conditions, goals, or payments from this plan will be made solely by the Vice President of Human Resources after a full review of the facts, input from affected parties, and appreciation of the overall intent of the Plan. The decision of company management on all matters under this policy will be final, and the company reserves the right to amend, modify, or terminate this policy at any time without notice. Any change will be made in writing as far in advance as possible, of the effective date of such change. In addition the company reserves the right to make adjustments to the policy in its sole discretion in specific instances based on unusual or special circumstances.

If any term or condition of this Plan is found to be in non-conformance with a given state, federal, or country law, that term or condition will be non-enforceable but will not negate other terms and conditions of the Plan.  However, Phase Forward Incorporated will review and modify the overall plan to conform to such law.

Eligibility and participation in this Plan in no way infers or reflects any guarantee of a contract of employment.  Except as expressly set forth in any employee’s agreement signed by the company and employee, all of the employees of the company are employees “at will”. Participation in this plan does not confer any right to continue in Phase Forward’s employ or limit the right of Phase Forward to terminate the Participant at any time, with or without cause or notice.

Phase Forward Incorporated is an Equal Opportunity Employer committed to a diverse workforce.  The company will not discriminate on the basis of race, color, religion, age, sexual orientation, national origin, physical or mental disability, or veteran status.

9)     Extraordinary Events:

Any event deemed extraordinary by the Vice President, HR or the CEO, may result in, changes to the terms and conditions of the plan, adjustments to quota, changes in the payment structure and other events up to and including termination of this plan, and the creation of a new plan.  It should not be expected by the Participant that events resulting in a revenue or bookings windfall would be counted in determining performance as it relates to the goals and quota and any payments resulting from this may be appropriately adjusted.

10)             Return of Excess Distributions:

Notwithstanding any provision hereof to the contrary, if the company restates its financial results for any period covered by this Plan, the company will re-measure the achievement of performance targets using the restated financial results. Following such recalculation, if the aggregate amount of a previously paid bonus to a Participant identified on Attachment A (a “Senior Participant”) exceeds the aggregate amount of his or her bonus actually earned, such excess shall be deemed to constitute a “bonus overpayment”. The company shall notify each Senior Participant of the amount of his or her bonus overpayment as soon as reasonably practical. The amount of such bonus overpayment shall be, at the company’s election, either (i) repaid to the company by the Senior Participant within 30 days of receipt of the notice of bonus overpayment or (ii) deducted from the Senior Participant’s future compensation. The provisions of this section shall survive the termination or expiration of this Plan.

I acknowledge that I have read this document, including the Attachment A, and agree to the terms and conditions of the plan.

Date
Signature

Printed Name

Attachment A

FY2007 Global Annual Bookings Target - $[Redacted]
Steve Powell

Base Salary:	£170,000
Target Bonus:	£120,000
TAE:	£290,000

Compensation Plan

50% Annual Bookings	£60,000	Paid Annually (Quarterly advance of annual target divided by 4, will be paid if 90% of YTD bookings target is met, true up will occur at year end)

50% Phase Forward Profitability	£60,000	Paid Annually (In accordance with the Phase Forward 2007 Management Incentive Plan)

Payment Schedule YTD Bookings Component

Achievement %	Payout %
<80%	0%
>80% –100%	50% + 2.5% for each % achieved
>100% –125%	5% of targeted bookings comp for each % achieved over 100%
>125%	3% for each % achieved over 125%

The maximum payout on Bookings component is 300%.